Exhibit 99.1

EssilorLuxottica Completes Acquisition of Supreme® from VF Corporation

Paris, France and Denver, CO (October 2, 2024 – 7am CEST) – EssilorLuxottica, a global leader in the optical industry, announced that it has successfully closed the previously announced transaction to acquire the Supreme® brand from VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, footwear and accessories, for an aggregate base purchase price of $1.5 billion in cash subject to customary adjustments.

The transaction has been cleared by all relevant competition authorities.

About EssilorLuxottica

EssilorLuxottica is a global leader in the design, manufacture and distribution of ophthalmic lenses, frames and sunglasses. With over 200,000 employees across 150 countries, 650 operations facilities and 18,000 stores, in 2023 the Company generated consolidated revenue of Euro 25.4 billion. Its mission is to help people around the world to see more and be more by addressing their evolving vision needs and personal style aspirations. EssilorLuxottica is home to the most advanced lens technologies including Varilux, Stellest and Transitions, the most iconic eyewear brands including Ray-Ban and Oakley, the most desired luxury licensed brands and world-class retailers including LensCrafters and Sunglass Hut. The Company’s OneSight EssilorLuxottica Foundation has given access to sustainable vision care to more than 760 million people in underserved communities. The EssilorLuxottica share trades on the Euronext Paris market and is included in the Euro Stoxx 50 and CAC 40 indices. Codes and symbols: ISIN: FR0000121667; Reuters: ESLX.PA; Bloomberg: EL:FP. www.essilorluxottica.com

About VF

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

EssilorLuxottica	VF Corporation:
Corporate Communications	Media Contact
Marco Catalani	Colin Wheeler
Head of Corporate Communications	Vice President, Corporate Communications
media@essilorluxottica.com	colin_wheeler@vfc.com

Investor Relations	Investor Contact
Giorgio Iannella	Allegra Perry
Head of Investor Relations	Vice President, Investor Relations
ir@essilorluxottica.com	ir@vfc.com